INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated

We consent to incorporation by reference in the registration statements (No. 33-53030, 33-86910, 333-08623 and 333-34163) on Form S-8 and (No. 333-40369)
on Form S-3 of Research Frontiers Incorporated of our report dated February 26, 1998, relating to the balance sheets of Research Frontiers Incorporated as of December 31, 1997 and 1996 and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Research Frontiers Incorporated.



                            /s/ KPMG PEAT MARWICK LLP


Jericho, New York
March 26, 1998